UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 18, 2017, Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (the “Company”), entered into a Contribution Agreement (the “Contribution Agreement”) by and among the entities named on Exhibit A set forth therein (each, a “Contributor” and collectively, the “Contributors”), Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (“PECO I OP”), Jeffrey S. Edison, as the representative of the Contributors (the “Contributors’ Representative”), and the Company. A copy of the Contribution Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Transaction. The Contribution Agreement generally provides for the contribution to PECO I OP of all of the issued and outstanding equity interests of certain of the Contributors’ subsidiaries identified on Exhibit B set forth therein (each, a “Contributed Company,” and collectively, the “Contributed Companies”), which collectively own approximately 76 shopping centers and a third-party asset management business held by Phillips Edison Limited Partnership, a Delaware limited partnership (“PELP”), on the terms and subject to the conditions set forth in the Contribution Agreement (the “Transaction”). Prior to the closing of the Transaction (the “Closing”) and in connection with the Transaction, the Contributors (including PELP) have agreed to consummate a series of transfers and reorganization transactions that are intended to facilitate the Transaction, and PECO I OP has agreed to form a taxable REIT subsidiary to which the Contributors will transfer certain of their employees and third party investment management agreements.

Transaction Consideration. Pursuant to the Contribution Agreement, in exchange for the Contributors’ equity interests in the Contributed Companies: (i) at the Closing, PECO I OP will issue to the Contributors 40,360,504 common operating partnership units (“OP Units”) of PECO I OP (the “Base OP Unit Consideration”), subject to certain adjustments set forth in the Contribution Agreement; (ii) at the Closing, PECO I OP will pay the Contributors approximately $50,000,000 in cash (collectively with the Base OP Unit Consideration, the “Total Base Consideration”), subject to certain adjustments set forth in the Contribution Agreement; and (iii) after the Closing, the Contributors will have the right to receive up to 12,490,196 OP Units if a liquidity event is achieved by the Company by December 31, 2019 at a share value of $10.20 or greater, or certain fundraising targets for Phillips Edison Grocery Center REIT III, Inc. are achieved as set forth in the Contribution Agreement. The Contribution Agreement provides that OP Units comprising 7.5% of the Total Base Consideration (the “Escrowed Consideration”) will be placed into escrow to satisfy the indemnification obligations of the Contributors under the Contribution Agreement. At the Closing, the parties anticipate that approximately 4.8 million Class B Units in PECO I OP held by PELP and other persons will convert to OP Units in accordance with the terms and conditions of the PECO I OP Second Amended and Restated Agreement of Limited Partnership, dated December 1, 2014, as amended.

In accordance with Section 8.7 of the Advisory Agreement, dated December 3, 2014, as amended, by and among the Company, PECO I OP and Phillips Edison NTR LLC, the parties to the Contribution Agreement have agreed that no internalization fees will be paid in connection with this Transaction (i.e., no consideration is being paid for the ongoing management advisory services that PELP provides to PECO I OP).

Treatment of PELP Outstanding Equity Awards. The Contribution Agreement provides that with respect to each restricted unit granted under the PELP Restricted Unit Award Plan which a holder agrees to cancel and forfeit upon the Closing (the “Cancelled RMUs” and each, a “Cancelled RMU”), PECO I OP will grant the right to receive, in cash, the value of one OP Unit (each a “Phantom Unit”) to each holder of Cancelled RMUs immediately prior to Closing, equal to the number of each Cancelled RMU held by such holder multiplied by three. Each Phantom Unit will vest and be subject to the same vesting schedule and terms as the corresponding Cancelled RMU.

Closing Conditions. The consummation of the Transaction is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Transaction by the stockholders of the Company at a meeting of its stockholders (the “Stockholder Meeting”), (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of the occurrence of a Contributed Company Material Adverse Effect or PECO I OP Material Adverse Effect (in each case, as defined in the Contribution Agreement) after the date of the Contribution Agreement, (iv) the completion and delivery of all required debt consents and amendments associated with certain loan agreements and (v) other customary closing conditions.

Representations, Warranties and Covenants. The Contribution Agreement contains representations, warranties and covenants of the Company, Contributors, the Contributors’ Representative Contributed Companies and their subsidiaries. These covenants include obligations of Contributors to cause the Contributed Companies and their subsidiaries, subject to certain exceptions, to conduct their respective businesses in the ordinary course of business from the date of the Contribution Agreement through the Closing.

Indemnification. The Contribution Agreement contains provisions providing for the indemnification for breaches of representations, warranties and covenants and certain other matters.

Non-Solicitation. The Contribution Agreement generally prohibits the Contributors’ solicitation of third-party proposals relating to a merger, sale of securities, sale of substantial assets or similar transaction involving any Contributed Company or their subsidiaries (“Other Bid”) and restricts the Contributors’ ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any Other Bid, subject to certain limited exceptions.

Stockholder Approval. The Contribution Agreement also contains covenants that require, subject to certain limited exceptions, the Company to file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) and call and hold the Stockholder Meeting. The Company shall, subject to the fiduciary duties of the Company’s Board of Directors under applicable law, use its reasonable best efforts to obtain the Company’s stockholder approval.

Termination. The Contribution Agreement also provides for certain termination rights for the Company and PECO I OP, on the one hand, and the Contributors, on the other hand.

Ancillary Agreements. The Contribution Agreement contemplates that at the Closing the parties will enter into an Escrow Agreement, a Tax Protection Agreement, an Equityholder Agreement, a Services Agreement, the PECO I OP Third Amended and Restated Agreement of Limited Partnership, the Third Amended and Restated Bylaws of the Company and a Trademark and Trade Name License Agreement. Forms of each of these agreements and documents are exhibits to the Contribution Agreement filed as Exhibit 2.1 hereto. At Closing, the Company or one of its affiliates will enter into employment and severance agreements with certain executive officers of the Company. A term sheet of such employment and severance agreements is an exhibit to the Contribution Agreement.

A.          Escrow Agreement. The form of Escrow Agreement contemplates that PECO I OP will deliver the Escrowed Consideration to Wilmington Trust, National Association (the “Escrow Agent”) at the Closing. The Escrow Agent will hold the Escrowed Consideration in its possession until: (a) jointly authorized by PECO I OP and the Contributors’ Representative to release some or all of the Escrowed Consideration; (b) it receives a final court order instructing the Contributors to pay an indemnification claim to PECO I OP; or (c) the Escrow Agreement is terminated. The Contributors’ Representative is entitled to exercise all voting rights with respect to the Escrowed Consideration.

B.          Tax Protection Agreement. The form of Tax Protection Agreement contemplates that, for a period of ten years following the Closing, PECO I OP will, among other things, indemnify each Contributor for certain tax liabilities resulting from a transaction involving a direct or indirect taxable disposition of all or portion of the property such Contributor contributed to PECO I OP. The Tax Protection Agreement further contemplates that PECO I OP will maintain and allocate to each Contributor for taxation purposes minimum levels of liabilities and, under certain circumstances, permit the Contributors to guarantee certain debt of PECO I OP. The Tax Protection Agreement also imposes restrictions on PECO I OP’s ability to engage in certain transactions.

C.          Equityholder Agreement. The form Equityholder Agreement contemplates that each of Messrs. Jeffrey S. Edison, Devin I. Murphy and Robert M. Addy (collectively, the “Lock-up Equityholders”) will not transfer their OP Units for the following periods of time, subject to certain exceptions set forth therein: (i) with respect to Mr. Jeffrey S. Edison, three years from the Closing; and (ii) with respect to Messrs. Devin I. Murphy and Robert M. Addy, two years from the Closing. If the shares of common stock of the Company (“Company Stock”) are listed on a national securities exchange and a Form S-3 is filed, the Company shall provide each Lock-up Equityholder the opportunity to be named as a selling securityholder and to register such Lock-up Equityholder’s Company Stock (received upon the exchange of OP Units), subject to certain exceptions. The form of Equityholder Agreement further contemplates that Mr. Jeffrey S. Edison (the Chairman of the Board and Chief Executive Officer of the Company), or his designee will be nominated to the Board of Directors of the Company for each of the ten succeeding annual meetings following the Closing, subject to certain terminating events including the sale or transfer of more than 35% of the OP Units that he beneficially owns immediately following the Closing.

D.          Services Agreement. The form of Services Agreement contemplates, among other things, that an affiliate of PECO I OP will provide certain management services to certain entities which PELP is not contributing to PECO I OP at the Closing (such entities, the “Excluded PELP Entities”) with respect to the operation of the businesses of the Excluded PELP Entities and their eventual wind-down, liquidation and termination (“Liquidation”). The form of Services Agreement further contemplates that PECO I OP will license the use of the name “Phillips Edison” or “PECO”, as applicable, to the Excluded PELP Entities in connection with the continued operation of their respective businesses for the earlier of fifteen years and the time they effect their Liquidation.

E.          PECO I OP Third Amended and Restated Agreement of Limited Partnership. The PECO I OP Third Amended and Restated Agreement of Limited Partnership contemplates certain changes to the PECO I OP Second Amended and Restated Agreement of Limited Partnership, dated December 1, 2014, designed to, among other things, grant customary rights and protections to the general partner and the limited partners. These changes include clarifying how the exchange ratio of OP units to Company shares will change as a result of certain transactions, clarifying limited partners’ redemption rights, providing for procedural limited partner protections in connection with certain fundamental transactions, including change of control transactions involving the Company, and imposing transfer restrictions on limited partners.

F.          Third Amended and Restated Bylaws of the Company. The Third Amended and Restated Bylaws of the Company contemplates adding a provision to the Company’s current bylaws providing that Mr. Jeffrey S. Edison shall continue to serve as Chairman of the Board of the Company until the third anniversary of the Closing, subject to certain terminating events including the listing of Company Stock on a national securities exchange. The amendment to the bylaws is expected to occur in connection with the Closing.

G.          Trademark and Trade Name License Agreement. The form of Trademark and Trade Name License Agreement contemplates that PECO I OP grants a perpetual license to use the name “PECO” to PECO Real Estate Partners (“PREP”) in connection with the operation of PREP’s business and in a manner that is materially consistent with how PREP used the name “PECO” immediately prior to May 18, 2017.

H.          Executive Employment and Severance Agreements. The term sheet of the employment and severance agreements contemplates that each of the Lock-up Equity Holders and Mr. Robert F. Myers (collectively, the “Executives”) will enter into an employment and severance agreements with PECO I OP pursuant to which, among other things, each such Executive be entitled to certain severance payments upon a termination of such Executive’s employment (i) without cause by PECO I OP or with good reason by such Executive and (ii) with the amount of such severance payments varying based on whether the termination is prior to or during the 24 months following a change in control of PECO I OP. Such term sheet further contemplates that each of the Executives will be subject to customary non-competition and non-solicitation covenants.

The foregoing descriptions of the Contribution Agreement and ancillary agreements thereto do not purport to be complete and are qualified in its entirety by reference to the full text of the Contribution Agreement and exhibits thereto.

The Contribution Agreement and the above description of the Contribution Agreement have been included to provide investors and securityholders with information regarding the terms of the Contribution Agreement and are not intended to provide any other factual information about the Company, Contributors, Contributed Companies, PELP or their respective subsidiaries or affiliates. The representations and warranties contained in the Contribution Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Contribution Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties contained in the Contribution Agreement as characterizations of the actual state of facts or condition of the Company, the Contributors, the Contributed Companies, or any of their respective subsidiaries, affiliates or businesses.

Item 3.02. Unregistered Sale of Equity Securities.

Please refer to Item 1.01 for a description of the terms of the Contribution Agreement, which is incorporated by reference into this Item 3.02. The operating partnership units of PECO I OP to be issued pursuant to the Contribution Agreement will be issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

Additional Information and Where to Find It:

This communication does not constitute a solicitation of any vote or approval in respect of the proposed Transaction involving the Company or otherwise. In connection with the proposed Transaction, a Stockholder Meeting will be announced soon to obtain stockholder approval. In connection with the proposed Transaction, the Company intends to file relevant materials, including a proxy statement, with the SEC. The Company’s stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Company and the proposed Transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.grocerycenterREIT1.com or by sending a written request to the Company at 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management may be deemed to be participants in soliciting proxies from the Company’s stockholders in favor of the proposed Transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed Transaction and their ownership of Company Stock will be set forth in the proxy statement for its annual meeting of stockholders. Investors can find more information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1†	Contribution Agreement, dated as of May 18, 2017, by and among the Contributors listed on Exhibit A hereto, Phillips Edison Grocery Center REIT I, Inc., Phillips Edison Grocery Center Operating Partnership I, L.P., and Jeffrey S. Edison (including forms of an Escrow Agreement, a Tax Protection Agreement, an Equityholder Agreement, a Services Agreement, the PECO I OP Third Amended and Restated Agreement of Limited Partnership, the Third Amended and Restated Bylaws of the Company and a Trademark and Trade Name License Agreement, and a term sheet relating to severance and employment agreements to be entered into with certain executive officers).
† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

Dated: May 23, 2017	By:	/s/ R. Mark Addy
R. Mark Addy
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1†	Contribution Agreement, dated as of May 18, 2017, by and among the Contributors listed on Exhibit A hereto, Phillips Edison Grocery Center REIT I, Inc., Phillips Edison Grocery Center Operating Partnership I, L.P., and Jeffrey S. Edison (including forms of an Escrow Agreement, a Tax Protection Agreement, an Equityholder Agreement, a Services Agreement, the PECO I OP Third Amended and Restated Agreement of Limited Partnership, the Third Amended and Restated Bylaws of the Company and a Trademark and Trade Name License Agreement, and a term sheet relating to severance and employment agreements to be entered into with certain executive officers).

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.